Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ZAIS Group Holdings, Inc.

2 Bridge Ave, Suite 322

Red Bank, NJ 07701

We consent to the use of our report dated March 10, 2016, with respect to the Consolidated Statements of Financial Condition of ZAIS Group Holdings, Inc. as of December 31, 2015 and 2014 and the related Consolidated Statements of Comprehensive Income (Loss), Changes in Equity, Non-Controlling Interests and Redeemable Non-Controlling Interests and Cash Flows for each of the years in the three year period ended December 31, 2015 incorporated herein by reference.

/s/ KPMG LLP

Short Hills, New Jersey
May 9, 2016